CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of VALIC Company I of our report dated , relating to the financial statements and financial highlights of International Socially Responsible Fund and U.S. Socially Responsible Fund, which appears in VALIC Company I’s Certified Shareholder Report on Form N-CSR for the year ended May 31, 2024. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Houston, Texas
25, 2025